Exhibit 99.1

Investor Relations

eOn Communications Corporation

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, December 13, 2007

eOn Communications Reports First Quarter Fiscal Year

Financial Results

SAN JOSE, CA (December 13, 2007) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today reported first quarter fiscal year 2008 results.

Net loss for the quarter was $911,000 or ($0.07) per common share, compared to net income of $40,000 or less than $0.01 per common share in the quarter ended October 31, 2006. For the quarter, net income included a loss from continuing operations of $393,000 and loss from the discontinued operations of eOn IP Voice, Inc of $518,000. Revenues for the quarter were $2,396,000, a decrease of 11% compared to $2,708,000 for the quarter ended October 31, 2006.

Cash and cash equivalents and short-term marketable securities decreased 25% to $4,246,000 from $5,656,000 as of July 31, 2007, primarily as a result of the $900,000 investment in Symbio Group and funding operating losses during the quarter.

“Although we did not meet our financial objectives, we have made significant strides in creating future growth opportunities for the Company, particularly in China.” stated David Lee, eOn’s chairman and chief executive officer. “Our recent investments in Symbio are expected to lead to new contact center revenues.”

Conference Call

The Company will host a conference call at 4:45 p.m. ET, December 13, 2007, to discuss first quarter fiscal year 2008 results. To hear the call, dial 800-595-9010 or visit our investor relations website at investor.eoncc.com. A replay of the call will be posted to our investor relations website shortly following the call.

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended October 31,
	2007	2006
REVENUE
Third party revenue	$2,268		$2,708
Related party revenue	128		—

Net revenue	2,396		2,708

COST OF REVENUE
Third party cost of revenue	892		943
Related party cost of revenue	120		—

Cost of revenue	1,012		943

Gross profit	1,384		1,765

OPERATING EXPENSE
Selling, general and administrative	1,040		1,057
Research and development	757		742
Other expense	26		6

Total operating expense	1,823		1,805

Loss from continuing operations	(439)		(40)

Interest income	46		80

(Loss) income from continuing operations before income taxes	(393)		40

Income tax expense	—		—

(Loss) income from continuing operations after income taxes	(393)		40

DISCONTINUED OPERATIONS
Loss from discontinued operations, net of tax of $0	(518)		—

Loss from discontinued operations	(518)		—

Net (loss) income	$(911)		$40

COMPREHENSIVE INCOME (LOSS)
Net (loss) income	$(911)		$40
Foreign currency translation adjustment	38		—

Comprehensive (loss) income	$(873)		$40

Weighted average shares outstanding:
Basic	13,580		13,547
Diluted	13,580		13,725

Basic (loss) income per share:
From continuing operations after income taxes	$(0.03)	$	*
From discontinued operations, net of tax and minority interest	(0.04)		—

Basic (loss) income per share	$(0.07)	$	*

Diluted (loss) income per share:
From continuing operations after income taxes	$(0.03)	$	*
From discontinued operations, net of tax and minority interest	(0.04)		—

Diluted (loss) income per share	$(0.07)	$	*

*	Less than $0.01

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eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share amounts)

	October 31, 2007	July 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,596	$2,256
Marketable securities	2,650	3,400
Trade accounts receivable, net of allowance of $672 and $694, respectively	1,266	1,781
Trade accounts receivable—related party	95	117
Inventories	2,561	2,348
Prepaid and other current assets	191	118
Current assets of discontinued operations	—	119

Total current assets	8,359	10,139
Property and equipment, net	347	298
Intangibles, net	313	334
Investments	1,200	300
Non-current assets of discontinued operations	73	135

Total assets	$10,292	$11,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$484	$432
Trade accounts payable—related party	139	337
Accrued expenses and other	1,260	1,205
Current liabilities of discontinued operations	15	16

Total current liabilities	1,898	1,990

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $0.001 par value (50,000,000 shares authorized, 14,262,694 and 14,247,029 shares issued, respectively)	14	14
Additional paid-in capital	55,820	55,769
Treasury stock, at cost (676,900 shares)	(1,502)	(1,502)
Accumulated deficit	(45,976)	(45,065)
Accumulated other comprehensive income	38	—

Total stockholders’ equity	8,394	9,216

Total liabilities and stockholders’ equity	$10,292	$11,206

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